Exhibit (a)(5)(C)

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES COMPLETION OF AMENDMENT TO ITS EXISTING CREDIT FACILITIES IN CONNECTION WITH ITS PENDING SHARE REPURCHASE TRANSACTIONS

NEW YORK, N.Y., March 15, 2012 — Weight Watchers International, Inc. (NYSE: WTW) today announced that it has completed an amendment to its existing credit facilities to increase its borrowing capacity up to an additional $1.45 billion to finance the share purchases in its pending tender offer and the previously announced related share repurchase from Artal Sp. z o.o., Succursale de Luxembourg, the Company’s majority shareholder. The Company also obtained an extension of the maturities of its revolving credit facility and a portion of its previously existing term loan facility in connection with the credit facilities amendment. The Company will be filing an amendment to its previously announced “modified Dutch auction” tender offer for up to $720.0 million in value of its common stock, at a price not less than $72.00 per share and not greater than $83.00 per share, to provide additional details regarding the completion of the amendment to its credit facilities in the tender offer materials.

Additionally, in connection with the tender offer amendment, the Company is reporting that four executive officers of the Company have indicated they expect to tender shares in the tender offer. Mr. David P. Kirchhoff, President and Chief Executive Officer and a director of the Company, Mr. Jeffrey A. Fiarman, Executive Vice President, General Counsel and Secretary, and Ms. Melanie Stubbing, President, Europe, have each advised the Company of their intent to tender shares of common stock underlying stock options that represent up to 25% of their share holdings (including shares underlying vested options). In addition, Ms. Ann M. Sardini, who as previously announced will retire as Chief Financial Officer effective as of March 30, 2012, has advised the Company of her intent to tender up to 100% of her current holdings of shares (including shares underlying vested options) in the tender offer.

The tender offer remains scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 22, 2012. The tender offer was originally made pursuant to an offer to purchase and letter of transmittal, each dated February 23, 2012, which were previously filed with the Securities and Exchange Commission (“SEC”) on Thursday, February 23, 2012. The Company expects to file the amendment to the tender offer materials regarding the completion of the amendment to its credit facilities with the SEC on March 15, 2012.

Neither the Company nor its Board of Directors makes any recommendation as to whether any shareholder should participate in the tender offer or as to the price or prices at which shareholders may choose to tender their shares in the tender offer.

J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Nova Scotia have acted as joint lead arrangers and joint bookrunners in connection with the amendment and extension of the Company’s existing credit facilities. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are the lead dealer managers and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc. are the co-dealer managers for the tender offer. MacKenzie Partners, Inc. is the information agent and Computershare is the depositary for the tender offer. All inquiries about the tender offer should be directed to Credit Suisse Securities (USA) LLC toll-free at 800-318-8219, J.P. Morgan Securities LLC toll-free at 877-371-5947 or MacKenzie Partners, Inc. toll-free at 800-322-2885 or 212-929-5500 (call collect) in the United States and Canada and +1-44-0- 203-178-8057 for all other countries.

Tender Offer Statement

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to buy the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company has sent to its shareholders. Shareholders should read those materials carefully because they contain important information, including the various terms and conditions of the tender offer.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s plans, strategies, prospects and “modified Dutch auction” tender offer and related share repurchase. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this news release to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: competition from other weight management industry participants or the development of more effective or more favorably perceived weight management methods; the Company’s ability to continue to develop innovative new services and products and enhance its existing services and products, or the failure of its services and products to continue to appeal to the market; the effectiveness of the Company’s marketing and advertising programs; the success of the tender offer and related share repurchase; the Company’s ability to arrange financing sufficient to fund the tender offer and related share repurchase and the terms on which such financing is raised; the impact on the Weight Watchers brand of actions taken by the Company’s franchisees, licensees and suppliers; risks and uncertainties associated with the Company’s international operations, including economic, political and social risks and foreign currency risks; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; uncertainties related to a downturn in general economic conditions or consumer confidence; the seasonal nature of the Company’s business; the impact of events that discourage people from gathering with others; the Company’s ability to enforce its intellectual property rights both domestically and internationally, as well as the impact of its involvement in any claims related to intellectual property rights; uncertainties regarding the satisfactory operation of the Company’s information technology or systems; the impact of security breaches or privacy concerns; the impact of disputes with the Company’s franchise operators; the impact of existing and future laws and regulations; the impact of the Company’s debt service obligations and restrictive debt covenants; the possibility that the interests of the Company’s majority owner will conflict with the other holders of the Company’s common stock; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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